FINDER'S AGREEMENT


THIS AGREEMENT made on 17th day of August, 1999, by and between AVALON RESEARCH GROUP INC. ("AVALON") and COMMODORE APPLIED TECHNOLOGIES, INC. ("CXI"),

1.   THE PARTIES

     1.1 CXI, a corporation, with its principal office at 150 East 58th Street, Suite 3400, New York, Now York 10155 (tel.: 212-308-5800; fax
          212-753-0731).

     1.2 AVALON, a corporation, with its principal office at 1900 Glades Road, Suite 201, Boca Raton, Florida 88481 (tel.: 561-447-4044; fax:
          561-447-4042; email; acchen@avalonresearch.com.

     1.3 The persons executing this Agreement represent that they have full and complete authority to enter into this Agreement on behalf of their respective companies.

2.   THE AGREEMENT

     2.1 CXI seeks a purchaser of all or part of a private placement offering (`Offering"). The offering shall be for any combination of equity and/or debt on terms and conditions satisfactory to CXI. As a result of the introduction made through AVALON to a buyer of the Offering (referred to herein as "INVESTORS") or any related entity under INVESTORS' control, should the Offering be closed with INVESTORS within one year, hereof, CXI shall owe AVALON the fees described herein. Should CXI close on any introduced transactions under this Agreement, that in itself shall serve as proof that the Offering met the terms and conditions that were satisfactory to CXI.

     2.2 It is acknowledged by CXI that: AVALON has acted solely as a finder and not in any other capacity; AVALON has not advised CXI in any manner regarding the merits of this or any other transaction; CXI has consulted its own counsel on all aspects of this Offering and has done its own due diligence to its satisfaction; AVALON has not made any representations to CXI.


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     2.3  AVALON is a NASD broker/dealer and NASDAQ Market Maker.  INVESTORS may be clients of AVALON. AVALON may make a market in CXI. AVALON, or its clients, may have positions or trade in CXI at any time.

     2.4 CXI shall be under no obligation to pay any fee or other monies whatsoever to AVALON on account of this Agreement unless (a) the purchase of the Offering contemplated by this Agreement has closed with INVESTORS and (b) the purchase of the Offering has resulted from the introduction by AVALON to CXI of INVESTORS.

     2.5 Prior to introduction to any particular investor, AVALON will first disclose the identity of that proposed investor to CXI. CXI, at its sole discretion, can approve or decline whether such introduction can be made to that investor. If CXI does not approve or decline whether such introduction can be made to that investor within 24 hours of the disclosure of the identity of that investor by AVALON to CXI, then such inaction shall be deemed an approval.

     2.6 This Agreement will expire sixty days from the date first above at which time neither party will have any obligations towards the other party unless introduced INVESTORS are actively negotiating with CXI at expiration time, then this Agreement will survive until such time as the active dealings either terminate or an Offering is dosed.

3.   TEE FEE

     3.1 In consideration of its services, AVALON shall be paid by CXI a sum equal to Ten Percent (10%) of all funds raised upon the closing of the transaction, The term "funds raised" shall include all funds due to CXI under the Agreement between CXI and INVESTORS regardless of when those funds may be payable to CXI.

     3.2 In addition to the cash fee in paragraph 3.1, AVALON shell be granted 100,000 common stock purchase warrants ("Warrants") per $1 million raised, or such part thereof as pro-rated. The


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          Warrants  shall have an exercise  price of 110% of the average  dosing price of the common stock over the 5-day trading period ending on the day prior to the closing of this Offering (as reported by Bloomberg). Such Warrants shall expire five years from the closing date of the Offering end shall piggyback on the next registration statement made after issue of the Warrants.

     3.3 The fee due to AVALON shall be payable to AVALON through an escrow account at closing at the same time as the funds are released to CXI and the stock certificates are released to INVESTORS. The Warrants due to AVALON shall be payable to AVALON not later than sixty days from the date of closing. If CXI fails to issue the Warrants as per this paragraph, AVALON shall be entitled to a penalty of an additional 10% of the amount of the Warrants due per calendar quarter until such Warrants are issued. The additional Warrants to be granted under the penalty provision herein shall not be prorated.

4.   OTHER

     41. In the event of any dispute between CXI and AVALON arising under or pursuant to the terms of this Agreement, the same shall be settled only by arbitration in the County of Palm Beach, State of Florida, in accordance with the rules and regulations of the American Arbitration Association. The determination of the arbitrators shall be final and binding upon CXI and AVALON and may be enforced in any court of appropriate jurisdiction.

     4.2 This Agreement shall be construed by and governed under the laws of the State of Florida.

     4.3 This Agreement contains the entire agreement between AVALON and CXI concerning the introduction of INVESTORS to CXI and correctly sets forth the rights and duties of each of the parties to each other. Any agreement or representation concerning the subject matter of this Agreement or the duties of AVALON to CXI in relation thereto, not set forth in this Agreement, is null and void.


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IN WITNESS  WHEREOF,  the parties  have signed this  Agreement on the date first written above.


                                        COMMDODORE APPLIED TECHNOLOGIES. INC.


                                        By:  /s/  Paul E. Hannesson
                                             ----------------------------------
                                             Paul E. Hannesson, Chairman


                                        AVALON RESEARCH GROUP, INC.


                                        By:  /s/  Adam B. Cohen
                                             ----------------------------------
                                             Adam B. Cohen, General Counsel


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